AMENDMENT NO. 2

TO THE

AGREEMENT OF LIMITED PARTNERSHIP

OF

WRT REALTY L.P.

This Amendment is made as of November 28, 2011 by and among Winthrop Realty Trust, an Ohio real estate investment trust (the “General Partner”), as the general partner of WRT Realty L.P., a Delaware limited partnership (the “Partnership”), and First Union Management Inc., a Delaware corporation, as the limited partner of the Partnership, for the purpose of amending the Agreement of Limited Partnership of the Partnership, dated as of January 1, 2005, as amended by Amendment No. 1 to Agreement of Limited Partnership of the Partnership, dated as of December 1, 2005 (the “Partnership Agreement”).  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Trustees (the “Board”) of the General Partner, met and approved on November 2, 2011 certain resolutions classifying and designating 1,840,000 preferred shares of beneficial interest of the General Partner as Series D Preferred Shares (as defined below);

WHEREAS, the General Partner filed a Certificate of Designations (the “Certificate of Designations”) to the Second Amended and Restated Declaration of Trust (the “Declaration of Trust”) with the Secretary of State of Ohio on November 22, 2011, establishing a series of preferred shares of beneficial interest of the General Partner, designated the “Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share” (the “Series D Preferred Shares”);

WHEREAS, on the date hereof, the General Partner issued 1,600,000 Series D Preferred Shares;

WHEREAS, the General Partner, has determined that, in connection with the issuance of the Series D Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to create an additional class of Partnership Interests having designations, preferences and other rights that are substantially the same as the economic rights of the Series D Preferred Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

Section 1.  Article I of the Partnership Agreement is hereby amended by adding or modifying the following definitions:

“Common Units” means Partnership Interests that are not entitled to any preferences with respect to any other class or series of Partnership Interests as to distributions or voluntary or involuntary liquidation, dissolution or winding-up of the Partnership.

“Distribution Payment Date” means the date upon which the General Partner makes distributions in accordance with Section 5.1 of the Partnership Agreement.

“Distribution Period” means the period from the day immediately following a Distribution Payment Date through the date that is the subsequent Distribution Payment Date.

“Junior Units” means Partnership Interests representing any class or series of Partnership Interest ranking, as to distributions or voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, junior to the Series D Preferred Units.

“Parity Preferred Unit” means any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on parity with the Series D Preferred Units with respect to distributions or rights upon voluntary or involuntary liquidation or winding-up or dissolution of the Partnership, or both, as the context may require.

“Percentage Interest” means, as to a Partner holding a class or series of Partnership Interests, its interests in such class or series as determined by dividing the Partnership Interests of such class or series owned by such Partner by the total number of Partnership Interests of such class then outstanding as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.  If the Partnership issues more than one class or series of Partnership Interests, the interest in the Partnership among the classes or series of Partnership Interests shall be determined as set forth in the amendment to the Partnership Agreement setting forth the rights and privileges of such additional classes or series of Partnership Interest, if any, as contemplated by Section 4.2 of the Partnership Agreement.

“Preferred Distribution Shortfall” means, with respect to any Partnership Interests that are entitled to any preference in distributions, the aggregate amount of the required distributions for such outstanding Partnership Interests for all prior Distribution Periods minus the aggregate amount of the distributions made with respect to such outstanding Partnership Interests.

“REIT Series D Preferred Shares” means a share of 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $1.00 per share, liquidation preference $25 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Trustees in accordance with the Declaration of Trust.

“Series D Certificate of Designations” means the Certificate of Designations of the General Partner in connection with its REIT Series D Preferred Shares, as filed with the Ohio Secretary of State on November 22, 2011.

“Series D Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 2.2.A of this Amendment.

“Series D Preferred Units” shall have the meaning set forth in Section 2.1 of this Amendment.

“Series D Priority Return” shall mean an amount equal to 9.25% per annum on the stated value of $25 per Series D Preferred Unit (equivalent to the fixed annual amount of $2.3125 per Series D Preferred Unit), commencing on the date of original issuance of the Series D Preferred Units.  For any partial quarterly period, the amount of the Series D Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 2.  In accordance with Section 4.2 of the Partnership Agreement, set forth below are the terms and conditions of the Series D Preferred Units hereby established and issued to the General Partner in consideration of the General Partner’s contribution to the Partnership of the net proceeds from the issuance and sale of the Series D Preferred Shares by the General Partner:

Section 2.1.  Designation and Number.  A series of Limited Partnership Interests in the Partnership designated as the “9.25% Series D Cumulative Redeemable Preferred Units” (the “Series D Preferred Units”) is hereby established, with the rights, priorities and preferences set forth herein. The number of Series D Preferred Units shall be 1,840,000.

Section 2.2.  Distributions

A.           Payment of Distributions.  Pursuant to Section 5.1 of the Partnership Agreement and subject to the rights of holders of Parity Preferred Units as to the payment of distributions, the General Partner, as holder of the Series D Preferred Units, will be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, cumulative preferential cash distributions in an amount equal to the Series D Priority Return. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable (i) quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar quarters) in arrears, on the last calendar day of March, June, September and December of each year, commencing on December 30, 2011, and (ii) in the event of a redemption of Series D Preferred Units, on the date on which the Series D Preferred Units are redeemed (each a “Series D Preferred Unit Distribution Payment Date”).  If any date on which distributions are to be made on the Series D Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

B.           Distributions Cumulative.  Notwithstanding anything herein to the contrary, distributions on the Series D Preferred Units will accrue whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.

C.           Priority as to Distributions

(1) Except as provided in Section 2.2.C(2) of this Amendment, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Parity Preferred Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units as to distributions and upon liquidation) for any period, nor shall any Junior Units or Parity Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds shall be paid or made available for a sinking fund for the redemption of such units, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units as to distributions and upon liquidation, and except for the redemption of Partnership Interests corresponding to any REIT Series D Preferred Shares or any other REIT shares of any other class or series of classes of capital shares ranking, as to dividends and upon liquidation, on parity with or junior to the REIT Series D Preferred Shares to be purchased by the General Partner pursuant to the By-Laws to the extent necessary to preserve the General Partner’s status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding share purchase pursuant to the By-Laws), unless full cumulative distributions on the Series D Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(2) When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Units and any other Parity Preferred Units as to distributions, all distributions declared upon the Series D Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series D Preferred Unit and each such other class or series of Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series D Preferred Unit and such other class or series of Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Preferred Units for prior Distribution Periods if such other class or series of Parity Preferred Units does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series D Preferred Units which may be in arrears.

D.           No Further Rights.  The General Partner, as holder of the Series D Preferred Units, shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series D Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series D Preferred Units which remains payable. Accrued but unpaid distributions on the Series D Preferred Units will accumulate as of the Series D Preferred Unit Distribution Payment Date on which they first become payable.

E.           Limitations.  No distributions on Series D Preferred Units shall be made or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Section 2.3  Liquidation Proceeds

A.           Distributions.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, subject to the provisions of Section 2.5 of this Amendment, distributions on the Series D Preferred Units shall be made in accordance with Article XIII of the Partnership Agreement.

B.           Notice.  Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by the General Partner pursuant to Section 13.6 of the Partnership Agreement.

C.           No Further Rights.  After payment of the full amount of the liquidating distributions to which it is entitled, the General Partner, as holder of the Series D Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

D.           Consolidation, Merger or Certain Other Transactions.  The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Partnership to, or the consolidation or merger or other business combination of the Partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the Partnership), shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

Section 2.4  Redemption

A.           Redemption.  If the General Partner elects to redeem any of the REIT Series D Preferred Shares in accordance with the terms of the Series D Certificate of Designations, the Partnership shall, on the date set for redemption of such REIT Series D Preferred Shares, redeem the number of Series D Preferred Units equal to the number of REIT Series D Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 6 or Section 7, as applicable, of the Series D Certificate of Designations, at a redemption price, payable in cash, equal to the product of (i) the number of Series D Preferred Units being redeemed, and (ii) an amount equal to the sum of $25, any Preferred Distribution Shortfall per Series D Preferred Unit, and any accrued and unpaid distribution per Series D Preferred Unit for the current Distribution Period.

B.           Procedures for Redemption.  The following provisions set forth the procedures for redemption:

(1) Notice of redemption will be given by the General Partner to the Partnership concurrently with the notice of the General Partner sent to the holders of its REIT Series D Preferred Shares in connection with such redemption. Such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series D Preferred Units to be redeemed; (D) the place or places where the Series D Preferred Units are to be surrendered for payment of the redemption price; and (E) that distributions on the Series D Preferred Units to be redeemed will cease to accumulate on such redemption date. If less than all of the Series D Preferred Units are to be redeemed, the notice shall also specify the number of Series D Preferred Units to be redeemed.

(2) On or after the redemption date, the General Partner shall present and surrender the certificates, if any, representing the Series D Preferred Units to the Partnership at the place designated in the notice of redemption and thereupon the redemption price of such Units (including all accumulated and unpaid distributions up to but excluding the redemption date) shall be paid to the General Partner and each surrendered Unit certificate, if any, shall be canceled. If fewer than all the Units represented by any such certificate representing Series D Preferred Units are to be redeemed, a new certificate shall be issued representing the unredeemed Units.

(3) From and after the redemption date (unless the Partnership defaults in payment of the redemption price), all distributions on the Series D Preferred Units designated for redemption in such notice shall cease to accumulate and all rights of the General Partner, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions up to but excluding the redemption date), shall cease and terminate, and such Series D Preferred Units shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Partnership, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid distributions to but not including the redemption date) of the Series D Preferred Units so called for redemption in trust for the General Partner with a bank or trust company, in which case the redemption notice to the General Partner shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require the General Partner to surrender the certificates, if any, representing such Series D Preferred Units at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid distributions to the redemption date). Any monies so deposited which remain unclaimed by the General Partner at the end of two years after the redemption date shall be returned by such bank or trust company to the Partnership.

Section 2.5  Ranking.  The Series D Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Common Units and to all other Partnership Interests the terms of which provide that such Partnership Interests shall rank junior to the Series D Preferred Units; (ii) on parity with all Parity Preferred Units; and (iii) junior to all Partnership Interests the terms of which provide that such Partnership Interests shall rank senior to the Series D Preferred Units.  The term “Partnership Interests” does not include convertible or exchangeable debt securities, which will rank senior to the Series D Preferred Units prior to conversion or exchange.  The Series D Preferred Units shall also rank junior in right of payment to the Partnership’s other existing and future debt obligations.

Section 2.6  Voting Rights.  The General Partner shall not have any voting or consent rights in respect of its Partnership Interests represented by the Series D Preferred Units.

 Section 2.7  Transfer Restrictions. The Series D Preferred Units shall not be transferable except in accordance with Section 11.2 of the Partnership Agreement.

 Section 2.8  Conversion.  In the event of a conversion of REIT Series D Preferred Shares into REIT Shares at the option of the holders of REIT Series D Preferred Shares upon certain changes of control, upon conversion of such REIT Series D Preferred Shares, the General Partner shall convert an equal whole number of Series D Preferred Units into Common Units as such REIT Series D Preferred Shares are converted into REIT Shares.  In the event of a conversion of REIT Series D Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional REIT Shares pursuant to the Series D Certificate of Designations in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series D Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.  To the extent the provisions of this Section 2.8 are inconsistent with the provisions of Section 4.7 of the Partnership Agreement, the provisions of this Section 2.8 shall control.

 Section 2.9  No Sinking Fund.  No sinking fund shall be established for the retirement or redemption of Series D Preferred Units.

Section 3.  To the extent any provisions of this Amendment are inconsistent with the provisions of the Partnership Agreement, the provisions of this Amendment shall control.

Section 4.  The Partnership hereby issues 1,600,000 Series D Preferred Units to the General Partner.

Section 5.  Exhibit A to the Partnership Agreement is hereby replaced by Exhibit A attached hereto.

Section 6.  Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

WRT REALTY L.P.

By: Winthrop Realty Trust, an Ohio real estate investment trust, its General Partner

By:	/s/
Name:
Title:

FIRST UNION MANAGEMENT INC.

By:	/s/
Name:
Title:

[Signature Page to Amendment to Agreement of Limited Partnership]

EXHIBIT A

Partners And Percentage Interest

General Partner Interests

OP Units
Name	Class	Number	Percentage Interest

Winthrop Realty Trust	Common	32,974,952	99.8%

Limited Partnership Interests

OP Units
Name	Class	Number	Percentage Interest

Winthrop Realty Trust	Series D Preferred Units	1,600,000	100%

First Union Management Inc.	Common	66,082.2%